Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 5, 2018, with respect to the consolidated balance sheets of Ply Gem Holdings, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), included in the Form 8-K of NCI Building Systems, Inc. dated November 20, 2018 (as amended), incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Raleigh, North Carolina
February 19, 2019